Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of First Data Corporation for the registration of 97,750,000 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of First Data Corporation, and the effectiveness of internal control over financial reporting of First Data Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 11, 2017